Exhibit 99.1

CONSENT OF RICHARD E. MAROUN

In connection with the filing by Lazard Healthcare Acquisition Corp. I (the “Company”) of its Registration Statement (the “Registration Statement”) on Form S-1 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Signature

Dated: March 19, 2021	By:	/s/ Richard E. Maroun
	Name:	Richard E. Maroun